Exhibit 10.8

22 January 2010

One Broadway 14th Floor

Cambridge

02142 MA

Re: Offer of Employment

Dear Elisabet:

On behalf of Aura Biosciences, Inc. (the “Company”), I am pleased to confirm our verbal offer of employment to you for the position of CEO starting on September 1st 2009, on an at-will basis. You shall have such powers and perform such duties as are customarily performed by a Chief Executive Officer.

You will be paid an annual base salary of $275,000, which will be paid in the following way: 1) $230,000 in accordance with the Company’s normal payroll procedures 2) housing allowance of $3,000 /month and a car lease of $9,000/year. In addition, you will be eligible to participate in various Company fringe benefit plans made available to the Company’s employees, including the Company’s health and disability insurance, life insurance and vacation programs. You will be entitled to 20 business days of vacation per year. The Company will reimburse you for all normal, usual and necessary expenses incurred in furtherance of the business and affairs of the Company, including reasonable travel and moving expenses when you move to the United States in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

You will also be entitled to receive an annual bonus of up to 30% of your annual base salary, based upon the successful accomplishment of individual and corporate performance goals to be set annually by the Company’s Compensation Committee, less applicable withholdings, payable in accordance with the Company’s normal and customary payroll procedures. Any performance bonus shall be payable on the date determined by the Compensation Committee.

If following a Change in Control (as defined below), you experience a Covered Termination or a Constructive Termination, and if, within sixty (60) days of such Covered Termination or Constructive Termination, you execute and do not revoke during any applicable revocation period a general release of all claims against the Company and its affiliates in a form acceptable to the Company, then, as a severance benefit, you shall be entitled to (i) twelve (12) months of your base salary and health and disability insurance then in effect, less applicable withholdings, payable in accordance with the Company’s normal and customary payroll procedures, and (iii) a prorated portion of your maximum annual bonus determined by calculating the number of days that have elapsed from the beginning of the year of your Covered Termination or Constructive Termination to the date of your Covered Termination or Constructive Termination. You understand and agree that, other than as required under applicable law, you shall not be entitled to any other severance pay, or any other compensation or benefits other than as set forth in this fetter in the event of such a termination. In the event that you have a legal right to pay in lieu of termination notice, or to severance pay, the severance pay set forth herein shall be reduced by the amount of such legally required payments.

Except as otherwise provided herein, if your employment by the Company is terminated by the Company with Cause, if you voluntarily terminate your employment with the Company, you shall not be entitled to any severance pay, severance benefits, or any compensation or benefits from the Company whatsoever, other than as required under applicable law.

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For purposes of this letter, the term “Cause” means the occurrence by you of any one or more of the following events: (i) gross negligence or willful misconduct in the performance of your duties to the Company; (ii) repeated unexplained or unjustified absence from the Company; (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; or (vi) a material failure to perform your duties or to follow the instructions of the Board in each case as determined in good faith by the Board.

For purposes of this letter, a “Change in Control” shall mean: (i) a transaction or series of transactions (other than an offering of the Company’s stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition.

For purposes of this letter, the term “Constructive Termination” means your resignation which constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of Treasury regulations and other guidance promulgated there under within ninety (90) days of the first to occur of one or more of the following events which remains uncured thirty (30) days after your delivery of written notice thereof: (A) any change in your position with the Company that diminishes in any material respect the duties and responsibilities of your position as in effect immediately preceding such action; provided, however, that a reduction in duties, level of responsibilities or the requirements of your position solely by virtue of the Company being acquired and made part of a larger entity shall not by itself constitute grounds for a Constructive Termination; (B) any material reduction by the Company in your base salary; or (C) the Company’s relocation of your principal office to a place more than a material distance from the Company’s present headquarters (except that required travel on the Company’s business to an extent substantially consistent with your present business travel obligations shall not be considered a relocation).

For the purposes of this letter, the term “Covered Termination” means the termination of your employment with the Company affected by the Company for other than Cause which constitutes a “separation from service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated there under.

While we look forward to an extended and mutually rewarding association, and notwithstanding any of the above, your employment with the Company is “at will.” This means that you are free to end your employment at any time and for any reason. It also means that the Company can end your employment at any time and for any reason that is not illegal under state or federal law. This policy can be changed only by a written contract signed by a majority of the Board of Directors of the Company. No oral commitments to you regarding your employment are valid, whether made now or in the future.

For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. That documentation must be provided to the Company within three business days of your date of hire, or our employment relationship with you may be terminated. You will also be required to sign our standard confidential information upon the start of your employment.

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In the event of any dispute or claim relating to or arising out of our employment relationship or this letter agreement (including, but limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination or harassment under any state or federal statute or common law), you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in San Francisco County, California in accordance with the then existing AAA arbitration rules. Either of us, however, may obtain injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The Company will pay any fees charged by an arbitrator to hear this matter.

Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement and return the original to Edmundo Muñiz by September 1st, 2009, after which time this offer will expire. This letter agreement, constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company. The provisions of this agreement may only be modified by a document signed by you and an authorized officer of the Company.

We look forward to working with you at the Company. Please feel free to call me at 2394445401 if you have any questions. If you find the foregoing arrangement acceptable, kindly sign below and return to me a copy of this letter.

Sincerely,

Aura Biosciences, Inc

By:	/s/ Edmundo Muñiz
Edmundo Muñiz, MD, PhD
Chairman of the Board of Directors

I agree to and accept employment with Aura Biosciences on the terms and conditions set forth in this agreement.

Date: 22nd-Jan - 2010	/s/ Elisabet de los Pinos

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EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of January, 2015 (the “Effective Date”), by and between ELISABET DE LOS PINOS, PH.D. of 201 Freeman Street, Unit 6, Brookline, MA 02446 (the “Employee”) and AURA BIOSCIENCES, INC., a Delaware corporation duly organized under law and having a usual place of business 85 Bolton Street, Cambridge, MA 02140 (the “Company”).

RECITALS

The Company is engaged in the business of researching, discovering, developing and commercializing therapeutics for the use of viruses, pseudo viruses or virus like particles for the treatment of Oncology (the “Business”) with an initial focus on Ocular Melanoma,

The Company desires to employ the Employee as the President and Chief Executive Officer and the Employee desires to be so employed by the Company, on the terms and conditions set forth herein.

The Company desires to bind the Employee to certain restrictive covenants, and Employee agrees to be so bound on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants and agreements herein contained, the receipt and legal sufficiency of which are hereby acknowledged, accepted and agreed to, the parties hereto agree as follows:

1. Term of Employment. Subject to the terms hereof, the Employee’s employment hereunder shall commence on the Effective Date and shall be at-will; meaning that either party may terminate this Agreement at any time upon twenty (20) days prior written notice to the other, and upon the expiration of the aforesaid twenty (20) day period, this Agreement shall terminate and thereafter be null and void and without further force or effect except for those provisions which survive in accordance with this Agreement. The term of the Employee’s employment under this Agreement is hereafter referred to as the “Employment Term”.

2. Employment Duties. During the Employment Term, the Employee shall serve as the President and Chief Executive Officer, subject to the terms and conditions of this Agreement, and shall report to and take direction from the Company’s Board of Directors (the “Board”). The Employee agrees that she will faithfully and diligently perform the services and assume such duties and responsibilities as are assigned to her by the Board and that she will carry out and perform the duties and responsibilities customarily associated with said position and office. The Employee shall devote her best efforts and full business time and attention to the business and affairs of the Company and the performance of her duties hereunder.

The Employee shall initially be located in Cambridge, Massachusetts and shall travel on behalf of the Company as needed and requested.

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The Employee represents and warrants to the Company as follows: (i) that she is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, or which will interfere with the performance of her duties hereunder, nor does the Employee have any obligation of confidentiality to any third party which interferes with her obligations hereunder; (ii) that the execution and performance of this Agreement will not violate any policies or procedures of any academic institution or corporation (public or private) with which she is involved or associated with and that she has received all of the necessary written permission(s) to enter into this Agreement and (iii) that in providing the services to the Company, she will not use any resources belonging to any corporation, company, institution (public, private, profit or non-profit), or other third party, including, but not limited to utilities, facilities, computers, laboratories or supplies or otherwise engage the services, consult with or employ any individual not previously approved in writing by the Company.

3. Compensation.

(a) Base Salary. Subject to the provisions of this Agreement, the Company shall pay the Employee a base salary at the initial rate of Three Hundred Fifteen Thousand ($315,000.00) Dollars calculated on an annual basis (the “Base Salary”), which shall be paid in accordance with the Company’s normal payroll procedures and policies. Any adjustments to the Base Salary shall be approved by the Board after discussion with the Employee, provided, however, that the Base Salary may not be reduced. All payments made to the Employee pursuant to this Agreement shall be treated as wages for withholding and employment tax purposes as provided by law, except that reimbursement of expenses will not be so treated to the extent permitted by law.

(b) Cash Bonus. In addition to the Base Salary, the Employee may be entitled to a bonus of up to Thirty-Five (35%) percent of her then Base Salary based upon the successful completion of certain goals and objectives approved by the Board. These goals may relate to the achievement of corporate goals; the achievement of individual goals or a combination of the same. When the goals are agreed to, they shall be identified on Exhibit “A” and added to this Agreement. The decision of the Board as to whether or not the goals have been achieved and the amount of the bonus to be awarded, if any, shall be final and binding on the parties. A bonus, if awarded, shall not be added to the Base Salary and, if awarded, will be paid within forty five (45) days after the end of the year with respect to which the bonus is being awarded.

(c) Stock Options. In partial consideration of the services to be provided by the Employee, the Company, at the next meeting of the Board following the first closing of the sale of the Company’s Series B Preferred Stock (the “Financing”) and subject to Board approval, agrees to issue to the Employee additional Incentive Stock Options, with such options to be issued at the then fair market value as determined by the Board. The Board shall retain complete discretion as to the number of additional Incentive Stock Options to be issued to the Employee. In making its determination the Board may, but shall not be required to, take into consideration (i) the total amount of Series B Preferred Stock authorized to be issued and the amount to be issued at the first closing, (ii) the total size of the employee equity incentive pool created in connection with the Series B Preferred Stock financing, (iii) pro forma allocations of the employee equity incentive pool among proposed new hires and current employees through 2017 and (iv) a target equity ownership percentage for the Employee after all authorized shares of Series B Preferred Stock have been issued, assuming satisfactory performance by the Employee during that period. The vesting of these options shall be as follows: twenty five (25%) percent will vest on the first

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anniversary date of the Effective Date and monthly thereafter on a pro-rata basis over the next succeeding thirty six (36) months occurring during the Employment Term, provided, however, all of the unvested options shall accelerate and be deemed fully vested on the day immediately preceding a “Change of Control” event, as defined in the Incentive Stock Option Grant Agreement to be entered into by and between the Company and the Employee (the “Option Grant Agreement”).

(d) Stock Option Bonus. In addition to the stock option grant provided for provided for in Section 3(c) hereof, from time to time during the Employment Term, the Employee shall be eligible for additional stock option grants as determined, on an annual basis, by the Board and based upon the successful completion of annual goals and objectives as determined by the Board. All such grants shall vest in accordance with the Company’s standard form option grant agreement. The decision of the Board as to whether or not to award any stock options shall be final and binding on the parties.

(e) Special “Change of Control” Options. In the event that: (I) the Company undergoes a “Change of Control” event, as defined in the Option Grant Agreement and (2) in connection with or in anticipation of such “Change of Control” event, the investors in the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”) exercise their right to purchase some or all of Tranches 2, 3 or 4 of the Series B Preferred Stock prior to the Company’s satisfaction of the respective milestones relating so such Tranche(s), then the Employee shall be eligible to receive a special grant of stock options or other equity incentive after or in connection with such early additional investment in the Series B Preferred Stock, as determined by the Board in its discretion. The Board shall retain complete discretion as to whether or not to award such stock options or other equity incentives. In making such determination the Board may, but shall not be required to, take into consideration (i) the timing and likelihood of such Change of Control, (ii) the equity incentives that may have been granted to the Employee in the absence of any dilution caused by such early investment in the Series B Preferred Stock and (iii) the vesting schedule of such equity incentive, including the possibility of event-based vesting (upon the closing of such Change of Control or otherwise).

4. Benefits.

(a) The Employee shall be entitled, during the Employment Term, to receive paid medical, dental, and disability insurance if, and to the extent available and to participate in any and all employee benefit plans and programs, including, without limitation, life insurance, and 401(k) plans, as are maintained from time to time, for employees of the Company subject to plan terms and applicable Company policies. (the “Benefits”).

(b) During the Employment Term, the Employee shall be entitled to four (4) weeks paid vacation per calendar year, to be taken at times mutually acceptable to Employee and the Company, and national and state holidays as are observed by the Company. Vacation time accrues at the rate of 1.67 days per month from the date of hire up to a maximum of twenty (20) days per year (i.e. four (4) weeks) with up to five (5) days available to be rolled over.

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5. Reimbursement of Expenses. The Employee shall be entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket business expenses, which Employee incurs in connection with performing her duties under this Agreement. The reimbursement of all such expenses shall be made in accordance with the Company’s customary practices and policies (including presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses) for reimbursement of expenses.

6. Restrictive Covenants. As partial consideration of the Company entering into this Agreement, the Employee agrees that at all times during which the Employee is employed by the Company and continuing for a period of one (1) year following the expiration or termination of the Employee’s employment under this Agreement for any reason (the “Restricted Period”), the Employee shall not, directly or indirectly, without the prior written consent of the Company, any place in the world: (A) engage or participate, as an owner, partner, shareholder (except as the holder of not more than one percent (1%) of the outstanding stock of a publicly-traded company), member, employee, adviser, consultant, sales representative, officer, director, agent or otherwise, in any Competitive Business (as defined below); (B) without limiting the generality of the foregoing, solicit any customer of the Company to purchase from any source other than the Company any product or service which is distributed, sold or provided by the Company during the term of Employee’s employment or as of the date of termination or expiration of the Employee’s employment or otherwise interfere with any relationship between the Company and any customer or former customer of the Company; (C) solicit any employee, consultant or advisor to the Company to leave the employ of or cease consulting or advising for the Company or solicit or request any employee of or consultant or advisor to the Company to join the employ of, or begin consulting or advising for any individual or entity which directly or indirectly competes with the Company or (D) without limiting the generality of clause (A) above, solicit any supplier, distributor, manufacturer, licensor, or licensee of the Company to cease doing any business with, or to limit or alter its business relationship with the Company.

As used herein, a “Competitive Business” shall mean a business which is directly or indirectly competitive with the business of the Company as conducted at the time of the expiration or termination of Employee’s employment.

7. Proprietary Rights.

7.1. Definitions. For the purposes of this Article 7, the terms set forth below shall have the following meanings:

7.1.1 Concept and Ideas. Those concepts and ideas disclosed by the Company to Employee or which are first developed or conceived by Employee during the Employment Term and which relate to the Company’s present, past or prospective activities, services and products, all of which shall remain the sole and exclusive property of the Company (hereinafter, collectively referred as “Concepts and Ideas”). Further, the Employee shall have no publication rights hereunder and all of the same shall belong exclusively to the Company. Employee acknowledges and agrees that all works and tasks performed by Employee for or on behalf of the Company, or in connection therewith during the Employment Terms (the “Works”) are owned by the Company. Employee acknowledges and agrees that, to the fullest extent allowed by law, all of the Works are “works made for hire,” as that phrase is defined in the Copyright Revision Act of 1976 (17 U.S.C. § 101) (the “Act”) in that either: (i) such Works are and will be prepared within the scope of this Agreement or (ii) such Works have been and will be specifically ordered or commissioned for use as set forth in the Act. The Company shall therefore be deemed to be the sole author and owner of any and all right title, and interest therein, including, without limitation, all intellectual property rights.

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7.1.2. Confidential Information. Confidential Information means that secret or proprietary information of whatever kind or nature disclosed to Employee by or on behalf of the Company during the Employment Term (whether or not invented, discovered or developed by Employee) or first developed by Employee hereunder or otherwise during the Employment Term, or any other information derived from the Confidential Information. Such secret or proprietary information shall include (unless such information is generally available to the public or known in the industry through no action of Employee) information relating to the design, manufacture, application, trade secrets, know how, research and development relating to the Company’s products, materials, operating and other cost data, price lists and data relating to the Company’s products. Such secret or proprietary information shall specifically include, without limitation, all such secret or proprietary information contained in the Company’s manuals, memoranda, plans, drawings and designs, specifications, supply sources, customer lists and records legended or otherwise identified by the Company or the Board as Confidential Information. The Employee’s obligations with respect to Confidential Information will cease when the Confidential Information: (i) becomes part of the public domain through no wrongful act of the Employee, or (ii) is approved for release by prior written authorization of the Company. However, Confidential Information shall be considered Confidential Information even if a portion or specific sections of the Confidential Information are known or generally available to the general public; and the Confidential Information shall not lose its character and status as Confidential Information unless and until all of the Confidential Information is in the public domain.

7.2. Non-Disclosure to Third Parties. Except as required by Employee’s duties, Employee shall not, at any time, now or in the future, directly or indirectly, use, publish, disseminate, reproduce or otherwise disclose any Confidential Information, Concepts and Ideas relating to the present, past or prospective business of the Company to any third party. Further, and recognizing the highly competitive nature of the Company’s business and the need to protect its intellectual property, all publication rights shall belong solely to the Company,

7.3. Documents, etc. All documents, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of the Company’s products and services, records, notebooks and similar repositories of or containing Confidential Information (including all copies thereof) that come into Employee’s possession or control by reason of Employee’s relationship with the Company, whether prepared by Employee or others: (a) are and shall remain the property of the Company, (b) will not be used by Employee in any way adverse to the Company, (c) will not be removed from the Company’s premises (except as Employee’s duties require) and (d) at the termination (for whatever reason) of Employee’s relationship with the Company, will be left with, or forthwith returned by Employee to, the Company.

7.4. Patents, etc. Any interest in patents, patent applications, inventions, technological innovations, improvements, enhancements, copyrights, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis, whether patentable or not (collectively, the “Inventions”), which Employee as a result of rendering the Services to the Company under this Agreement may conceive or develop shall belong exclusively to the Company.

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7.5. Assignment. The Employee hereby irrevocably assigns and, to the extent any such assignment cannot be made at present, hereby agrees to irrevocably assign to the Company, without further compensation or consideration of her rights, title and interest in and to all Concepts, Ideas, Works, and Inventions and any and all related patents, patent applications, copyrights, copyright applications, licenses, trademarks, trade names and other proprietary or intellectual property rights in the United States and throughout the world. The Employee agrees that she will promptly, without any additional costs, expense or consideration, execute when presented, whether during the Employment Term or at any time thereafter, ail documents, agreements, applications and instruments and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

8. Specific Performance. Employee agrees that any violation by her of Sections 6 or 7 of this Agreement would be highly injurious to the Company and would cause irreparable harm to the Company. By reason of the foregoing, Employee consents and agrees that if she violates or threatens to violate any provision(s) of Sections 6 or 7 of this Agreement, the Company shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief (without the requirement of posting of a bond or other security) in order to enforce, or prevent any continuing or potential violation of, the provisions of such Section(s). The Employee also recognizes that the territorial, time and scope limitations set forth in Sections 6 and 7, as applicable, are reasonable and are properly required and necessary for the protection of the Company and in the event chat any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and the Employee agree, and Employee submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. If such partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect. Employee acknowledges that Sections 6 and 7 of this Agreement shall survive termination or expiration of the Employee’s employment.

9. Termination. Notwithstanding the notice provision of Article 1 hereof, Employee’s employment with the Company: (i) shall terminate upon the Employee’s resignation, death or disability, (ii) may be terminated without prior notice by the Board for Just Cause (as defined herein) and (iii) may be terminated without cause by either party upon twenty (20) days prior notice to the other party as set forth in Article 1 hereof. As used in this Agreement, “Just Cause” means any of the following, as determined by the Board, in its reasonable judgment: (1) Employee’s failure or refusal to perform the duties and responsibilities as are requested of her by the Company; (2) Employee’s negligence or misconduct in the performance of Employee’s duties or (3) the commission by Employee of any act of embezzlement against Company or the commission of any felony or act involving moral turpitude.

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Except as hereinafter provided, effective as of the termination or expiration date of the Employee’s employment hereunder for any reason, or for no reason, or in the event the Employee resigns, or her death or disability then, in any of such events, the Employee shall be paid her Base Salary and benefits through the date of expiration or termination and all the rights and options granted to the Employee pursuant to Articles 3 and 4 hereof shall cease and terminate as of the date of the Employee’s termination, expiration or resignation and thereafter shall be null and void and without further force or effect. Notwithstanding anything to the contrary herein contained, it is expressly agreed and understood that (i) if the Employee is terminated by the Company without cause, or the Employee terminates her employment for Good Reason, as hereinafter defined, prior to a “Change of Control” then the Employee shall be entitled to severance payments equal to twelve (12) months continuation of her Base Salary, a pro-rata share of any bonus for which the Employee was eligible, continuation of benefits for the twelve (12) months severance period (or additional compensation in an amount reflecting the cost to the Company of such benefits if the benefit plans do not provide for continuation) and continued vesting of stock options for twelve (12) months. All severance payments of Base Salary and benefits pursuant to subsection (i) will be paid in accordance with the provisions of Articles 3 and 4(a). Alternatively, if the Employee is terminated by the Company without cause, or the Employee terminates her employment for Good Reason, as hereinafter defined, within nine (9) months following a “Change of Control,” the Employee shall be entitled to a one-time severance payment equal to twelve (12) months of her Base Salary as of the date of termination, and such severance payment shall be paid as of the date of termination, If the Employee remains employed by the Company following the nine (9) months after a “Change of Control,” the severance benefits described in subsection (i) shall again apply.

For purposes of this Agreement, “Good Reason” is defined to exist upon:

(A)	The relocation of the Company’s offices such that the Employee’s daily commute is increased by at least thirty (30) miles each way without the written consent of the Employee;

(B)

Material reduction of the Employee’s Base Salary without the prior consent of the employee (other than in connection with, and substantially proportionate to reductions by the Company of the Base Salary of more than 50% of its employees);

(C)

Material diminution in Employee’s duties, authority or responsibilities without the prior consent of the Employee, other than changes in duties, authority or responsibilities resulting from the Employee’s misconduct;

Provided, however, that any reduction in duties, authority or responsibilities or reduction in the level of management to which the Employee reports resulting solely from a Change in Control which results in the Company being acquired by and made a part of a larger entity shall not constitute Good Reason.

10. Notice. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or sent by confirmed facsimile at the address indicated below:

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To the Company:	To Employee:

AURA BIOSCIENCES, INC. 85 Bolton Street Cambridge, MA 02140 Attn: Alan Walts, Ph.D., Executive Chairman	Elisabet de los Pinos, Ph.D, 201 Freeman Street, Unit 6 Brookline, MA 02446

or such other address and/or to the attention of such other person as the recipient party shall have designated by notice given in accordance with this Section 10. All notices under this Agreement shall be deemed to have been given: (a) if delivered in person or sent by confirmed facsimile then on the date delivered, (b) if by overnight courier, one (1) day following delivery to recipient, facsimile transmission or delivery to the courier (as the case may be) or (c) if mailed, three (3) business days following deposit in the U.S. mail.

11. Code Section 409 A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Code Section 409A, and, accordingly, this Agreement shall be interpreted and applied so as to be in compliance therewith. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment”, or like terms shall mean “separation from service”. If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 26(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be

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violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. In no event shall the timing of Executive’s execution of the General Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the General Release could be made in more than one taxable year, payment shall be made in the later taxable year.

12. Indemnification.

(a) To the fullest extent permitted under applicable law, Employee shall not be liable to the Company or any of its equity holders for any loss, claim, damage or liability arising from any act or omission performed or omitted by the Employee in connection with the Company’s business or affairs (including any error in judgment in providing any advice or counsel), except for any loss, claim, damage or liability primarily attributable to the Employee’s willful misconduct, recklessness, or gross negligence, as finally determined by a court of competent jurisdiction, or as otherwise required by law.

(b) The Company shall, to the fullest extent permitted by applicable law, indemnify and hold the Employee harmless against any and all losses, claims, damages, liabilities, costs or Expenses (as defined below) (including judgments and amounts paid in settlement) to which the Employee may become subject in connection with any matter arising out of or in connection with the Company’s business or affairs, or by reason of the fact that the Employee is or was serving at the Company’s request as a director, officer, employee or agent of another corporation or other enterprise, unless (i) a court of competent jurisdiction, in a judgment that has become final and that is no longer subject to appeal or review, determines that any such loss, claim, damage, liability, cost or Expense is primarily attributable to the Employee’s willful misconduct, recklessness, or gross negligence, or (ii) it is determined in accordance with applicable law that the Employee did not act in good faith and did not reasonably believe that the Employee’s conduct was in or not opposed to the Company’s best interests and, with respect to any criminal Proceeding (as defined below), had no reasonable cause to believe that the Employee’s conduct was unlawful. The termination of a Proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, automatically determinative that Employee did not meet the relevant standard of conduct described in this subsection.

(c) If any Employee becomes involved in any capacity in any Proceeding in connection with any matter arising out of or in connection with the Company’s business or affairs, or by reason of the fact that the Employee is or was serving at the Company’s request as an Executive Chairman, director, officer, employee or agent of another corporation or other enterprise, the Company shall pay (as they are incurred) the Employee’s Expenses (as defined below) incurred in connection therewith after the Company receives (i) a written affirmation by

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the Employee of the Employee’s good faith belief that it has met the standard of conduct necessary for indemnification, and (ii) a written undertaking by or on behalf of the Employee to repay to the Company the amount of any such Expense paid to the extent that it is ultimately determined that the Employee is not entitled to be indemnified by the Company in connection with such Proceeding as provided in the exceptions contained herein or under applicable law.

(d) If for any reason (other than anything described in Section 12(b)(i) or (ii)) the foregoing indemnification is unavailable to the Employee, or insufficient to hold it harmless, then the Company shall, to the fullest extent permitted by applicable law, contribute to the amount paid or payable by the Employee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Employee on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

(e) In any suit brought to enforce a right to indemnification or to recover an advancement of Expenses, the burden of proving that the Employee is not entitled to be indemnified, or to an advancement of Expenses, hereunder is on the Company (or any equity holder of the Company acting derivatively or otherwise on behalf of the Company or its equity holders).

(f) As used in this Agreement,

(i) the term “Proceeding” means (i) any threatened, pending or completed action, suit, arbitration or other alternate dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, whether brought by or in the right of the Company or otherwise, including any and all appeals thereof, whether of a civil, criminal, administrative, legislative, arbitrative, investigative or other nature or (ii) any inquiry, hearing or investigation that the Employee reasonably believes might lead to the institution of any such action, suit, alternative dispute resolution mechanism or hearing, whether judicial, administrative or legislative; and

(ii) the term “Expenses” means any and all expenses, including attorneys’ and experts’ fees, court costs and all other expenses, paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal), any Proceeding.”

13. General Provisions.

(a) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

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(b) Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

(c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) Success and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Employee and the Company, and their respective heirs, legal representatives, successors and assigns, including any successor to the Company by means of merger or consolidation; provided that the rights and obligations of Employee under this Agreement shall not be assignable. The Company is defined to mean an affiliate or subsidiary of the Company,

(e) Choice of Law. This Agreement shall be governed and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

(f) Consent to Jurisdiction. The parties irrevocably consent and submit to the jurisdiction of any local, state or federal court within the County of Middlesex and in The Commonwealth of Massachusetts for the enforcement of this Agreement. The parties irrevocably waive any objection she may have to venue in the defense of an inconvenient forum to the maintenance of such actions or proceedings to enforce this Agreement.

(g) Waiver. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(h) Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(i) Amendments. This Agreement shall not be amended or modified unless pursuant to an agreement in writing signed by the Company and the Employee.

(j) Survival. Notwithstanding anything to the contrary herein contained, Sections 6, 7, 8, 9, 11, 12 and 13 hereof shall remain in effect following the expiration or termination of this Agreement and Employee’s employment hereunder and the rights and obligations of the parties shall survive the termination or expiration of Employee’s employment to the extent that any performance is required following termination or expiration of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have, executed this Agreement as a document, under seal, on the date first written above.

AURA BIOSCIENCES, INC.		EMPLOYEE:

By:	/s/ Peter B. Finn, Secretary	/s/ Elisabet de los Pinos
(name) (title)		Elisabet de los Pinos, Ph. D.
Hereunto Duly Authorized

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EXHIBIT “A”

SECTION 3(b): GOALS AND OBJECTIVES

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of the 13th day of October, 2017 (the “Effective Date”), by and between ELISABET DE LOS PINOS, PH.D. of 201 Freeman Street, Unit 6, Brookline, MA 02446 (the “Employee”) and AURA BIOSCIENCES, INC., a Delaware corporation duly organized under law and having a usual place of business 85 Bolton Street, Cambridge, MA 02140 (the “Company”).

RECITALS

The Company and Employee entered into that certain Employment Agreement dated January 1, 2015 (the “Agreement”);

The Company is seeking a Series C Equity Financing (the “Series C Financing”) and if the Company is successful in completing a Series C Financing, the Board has approved an increase in the base salary of Employee (contingently and only upon the initial closing of such Series C Financing) to $360,000 per annum, with such contingent increase being made (i) effective retroactive to January 1, 2017 and (ii) Employee’s continuous employment through the date of the Series C Financing.

The Company and Employee desire to amend Employee’s employment agreement to provide for such contingent increase.

NOW, THEREFORE, in consideration of the Employee’s continued employment in an executive and management position, the Company desires to increase the Employee’s base salary and for good and valuable consideration, including the mutual covenants and agreements herein contained, the receipt and legal sufficiency of which are hereby acknowledged, accepted and agreed to, the parties hereto agree as follows:

1. Section 3(a). Base Salary. Section 3(a) is hereby deleted in its entirety and following shall be inserted as a new Section 3(a):

(a) Base Salary. Subject to the provisions of this Agreement, the Company shall pay the Employee a base salary at the initial rate of Three Hundred Fifteen Thousand ($315,000.00) Dollars calculated on an annual basis (the “Base Salary”), which shall be paid in accordance with the Company’s normal payroll procedures and policies. Any adjustments to the Base Salary shall be approved by the Board after discussion with the Employee, provided, however, that the Base Salary may not be reduced. All payments made to the Employee pursuant to this Agreement shall be treated as wages for withholding and employment tax purposes as provided by law, except that reimbursement of expenses will not be so treated to the extent permitted by law. Notwithstanding the foregoing, if the Company successfully completes a Series C Financing, then Employee’s base salary shall be increased to Three Hundred Sixty Thousand ($360,000.00) Dollars calculated on an annual basis, with such contingent increase being made effective retroactive to January 1, 2017, as long as Employee is in continuous employment with the Company through the closing date of the Series C Financing and such increase in the Base Salary is paid in a lump sum no later than March 15 of the year following the year in which the Series C Financing closes.

2. Section 3(b). Cash Bonus. Section 3(b) is hereby deleted in its entirety and following shall be inserted as a new Section 3(b):

(b) Cash Bonus. In addition to the Base Salary, the Employee may be entitled to a bonus of up to Forty (40%) percent of her then Base Salary based upon the successful completion of certain goals and objectives approved by the Board. These goals may relate to the achievement of corporate goals; the achievement of individual goals or a combination of the same. When the goals are agreed to, they shall be identified on Exhibit “A” and added to this Agreement. The decision of the Board as to whether or not the goals have been achieved and the amount of the bonus to be awarded, if any, shall be final and binding on the parties. A bonus, if awarded, shall not be added to the Base Salary and, if awarded, will be paid within forty five (45) days after the end of the year with respect to which the bonus is being awarded.

Except as amended hereunder, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have, executed this Amendment as a document, under seal, on the date first written above.

AURA BIOSCIENCES, INC.		EMPLOYEE:

By:	/s/ Alan E. Walts	/s/ Elisabet de los Pinos
Name: Alan E. Walts		Elisabet de los Pinos, Ph D.
Title: Executive Chairman
Hereunto Duly Authorized